Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146227 of Solitario Resources Corporation on Form S-8 of our report dated March 6, 2008, appearing in this Annual Report on Form 10-K of Solitario Resources Corporation for the year ended December 31, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
March 6, 2008